Exhibit 10.65

PRIVILEGED AND CONFIDENTIAL

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of July 9, 2012 (the “Effective Date”), by and between Central European Distribution Corporation, a Delaware corporation (the “Company”), and David Bailey (the “Officer”).

WHEREAS, the Company desires to employ the Officer, and the Officer desires to be employed by the Company, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.	Employment.

On the terms and conditions set forth in this Agreement, the Company agrees to employ the Officer and the Officer agrees to be employed by the Company for the term set forth in Section 2 hereof and in the position and with the duties set forth in Section 3 hereof.

2.	Term.

The term of employment of the Officer by the Company as provided in Section 1 hereof (the “Term”) shall commence as of the Effective Date and continue for a period of up to six months, expiring on January 9, 2013, unless sooner terminated pursuant to Section 8. The Term may be extended by mutual agreement of the parties for a period of not more than an additional six months.

3.	Position and Duties.

During the Term, the Officer shall serve as Interim Chief Executive Officer of the Company, and as Interim Chief Executive Officer of CEDC International Sp. zo.o.(“Subsidiary”), with such duties and responsibilities as the board of directors of the Company and/or the Subsidiary may from time to time determine and assign to the Officer. Additionally, during the Term the Officer shall serve as a member of the Board of Directors of the Company and as the Chairman of the management board and the managing director of the Subsidiary. The Officer shall devote the Officer’s reasonable best efforts and substantially full business time to the performance of the Officer’s duties and the advancement of the business and affairs of the Company and the Subsidiary.

4.	Place of Performance.

In connection with the Officer’s employment by the Company, the Officer shall be based at the principal executive office of the Subsidiary, or such other place as the Company and the Officer mutually agree, except for required travel on Company business.

5.	Compensation.

5(a)	Base Salary. During the Term, the Officer shall be paid base salary at the rate of Sixty-Two thousand Five Hundred USD ($62,500) gross per month by the Company and Subsidiary (the base salary in effect from time to time, the “Base Salary”). Any portion of the Base Salary may be paid by the Subsidiary as determined by the Company in the Company’s sole discretion.

5(b)	Bonus. With respect to the second half of the 2012 fiscal year of the Company, the Officer shall be eligible to receive a cash bonus under the Company’s Executive Bonus Plan (the “Second Half Bonus”), the target amount of which shall be $300,000. The terms and conditions relating to the earning and payment of the Second Half Bonus are set forth in Exhibit A attached hereto, it being understood that there shall be no requirement that the Officer remain employed beyond January 9, 2013. Such bonus shall be paid no later than March 15, 2013.

5(c)	Equity Awards. Subject to shareholder approval (at the Company’s 2012 annual meeting or any special meeting of shareholders) of amendments to the Company’s 2007 Stock Incentive Plan authorizing additional shares to be reserved for the granting of equity-based awards, the Company shall grant to the Officer, as of the date of such approval, a number of restricted stock units (“RSUs”) having an aggregate value of Two-Hundred Fifty Thousand USD ($250,000) as of such date. Such RSUs shall become fully vested and payable as of January 9, 2013, so long as the Officer has remained employed to such date; provided, that vesting and payment in respect of the RSUs shall be accelerated in full in the event that, prior to such date, the Officer’s employment is terminated by the Company (other than for Cause, as hereinafter defined), the Officer terminates his employment for Good Reason (as hereinafter defined), or the Officer’s employment terminates by reason of death; provided, further, however, that notwithstanding the previous proviso, in the event the Officer’s employment is terminated by the Company (other than for Cause) or the Officer terminates his employment for Good Reason and, in either case, such termination results from the appointment of a permanent Chief Executive Officer for the Company (such termination being hereinafter referred to as a “New CEO Termination”), vesting in respect of the RSUs shall only be accelerated on a pro rata basis, based on the quotient determined by dividing (A) the number of full and partial months from the Effective Date to the Date of Termination by (B) the number six (6), and the remainder of such RSUs shall be forfeited.

5(d)	Specific Benefits. The Officer shall receive the following fringe benefits, subject to the Company’s policies in effect from time to time:

(d)(i)	Company Car

(d)(ii)	Health plan — Medicover card

5(e)	Other Benefits.

The Officer also shall be entitled to participate in such other benefit plans and to receive such bonuses, incentive compensation and fringe benefits as may be granted or established by the Company and/or Subsidiary from time to time. The Company and Subsidiary each reserve the right to amend, modify or terminate any compensation or benefit plans, policies or agreements at any time and from time to time in the Company’s or Subsidiary’s discretion, including, without limitation, changing carriers or effecting modifications in insurance coverage for the Officer.

5(f)	Vacation: Holidays. The Officer shall be entitled to all public holidays observed by the Subsidiary, and shall be entitled to fifteen (15) vacation days during the Term, in accordance with the applicable vacation policies for senior executives of the Company and applicable law, which shall be taken at a reasonable time or times.

5(g)	Cost-of-Living Adjustments. If the spot foreign exchange of PLN to USD will drop for over a period of sixty (60) days below 2.50 then the Compensation Committee shall determine, in its discretion, if an adjustment to all payments made to the Officer under this Agreement in cash or a cash equivalent (including, without limitation, any base salary, bonus or reimbursement, and any corresponding payment, if any, due hereunder following the Officer’s termination of employment with the Company and the Subsidiary) shall be subject to increase or decrease pursuant to a cost-of-living adjustment.

5(h)	Withholding Taxes and Other Deductions. The Company and the Subsidiary shall withhold from any payments to the Officer, or with respect to any benefits provided under this Agreement, any applicable taxes or other deductions as the Company or Subsidiary determine must be withheld pursuant to applicable law or payroll policies.

6.	Expenses.

6(a)	The Company or the Subsidiary shall reimburse the Officer for all reasonable expenses incurred by the Officer (in accordance with the policies and procedures in effect for senior executives of the Company and the Subsidiary) in connection with the Officer’s services under this Agreement. The Officer shall account to the Company or the Subsidiary, as the case may be, for such expenses in accordance with policies and procedures established by the Company or the Subsidiary.

6(b)	All reimbursements and in-kind benefits provided under the Agreement which are subject to Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during the Officer’s lifetime (or during a shorter period of time specified in this agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

7.	Confidential Information.

7(a)	The Officer covenants and agrees that the Officer will not ever, without the prior written consent of the Board or a person authorized by the Board, publish or disclose to any unaffiliated third party or use for the Officer’s personal benefit or advantage any confidential information with respect to any of the Company’s or Subsidiary’s products, services, subscribers, suppliers, marketing techniques, methods or future plans disclosed to the Officer as a result of the Officer’s employment with the Company, to the extent such information has heretofore or shall hereafter remain confidential (except for unauthorized disclosures) and except as otherwise ordered by a court of competent jurisdiction.

7(b)	The Officer acknowledges that the restrictions contained in Section 7 (a) hereof are reasonable and necessary, in view of the nature of the Company’s business, in order to protect the legitimate interests of the Company, and that any violation thereof would result in irreparable injury to the Company. Therefore, the Officer agrees that in the event of a breach or threatened breach by the Officer of the provisions of Section 7(a) hereof, the Company shall be entitled to obtain from any court of competent jurisdiction, preliminary or permanent injunctive relief restraining the Officer from disclosing or using any such confidential information. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including, without limitation, recovery of damages from the Officer.

7(c)	The Officer shall deliver promptly to the Company on termination of employment, or at any other time the Company may so request, ail confidential memoranda, notes, records, reports and other documents (and ail copies thereof) relating to the Company’s and its affiliates’ businesses which the Officer obtained white employed by, or otherwise serving or acting on behalf of, the Company or which the Officer may then possess or have under his or her control.

8.	Termination of Employment.

8(a)	Death. The Officer’s employment hereunder shall terminate upon the Officer’s death.

8(b)	By the Company. The Company may terminate the Officer’s employment hereunder for “Cause.” For purposes of this Agreement, “Cause” shall mean any of the following:

(i)(A)	the willful refusal by the Officer to follow a written order of the Board of Directors of the Company , in so far as the request does not breach any federal, state or local law;

(i)(B)	the Officer’s willful engagement in conduct materially injurious to the Company;

(i)(C)	dishonesty of a material nature that relates to the performance of the Officer’s duties under this Agreement;

(i)(D)	the Officer’s conviction of any felony involving moral turpitude; or,

(i)(E)	the Officer’s continued failure to perform his duties under this Agreement (except due to the Officer’s incapacity as a result of physical or mental illness) to the satisfaction of the Board of Directors of the Company for a period of at least forty-five (45) consecutive days after written notice from the Board of Directors is delivered to the Officer specifically identifying the manner in which the Officer has failed to perform his duties.

8(c)	By the Officer for Good Reason. The Officer may terminate the Officer’s employment hereunder for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean (i) the Company’s failure to perform or observe any of the material terms or provisions of this Agreement, and the continued failure of the Company to cure such default within thirty (30) days after written demand for performance has been given to the Company by the Officer, which demand shall describe specifically the nature of such alleged failure to perform or observe such material terms or provisions; or (ii) a material reduction in the scope of the Officer’s responsibilities and duties for the Company or the Subsidiary (including the appointment of a permanent Chief Executive Officer of the Company). For the sake of clarity, the appointment of a permanent Chief Executive Officer of the Subsidiary shall not constitute “Good Reason.”

8(d)	The Company may terminate the Officer’s employment for any reason, other than the reasons specified in Sections 8(b), upon written notice to the Officer as specified in Section 8(e)(ii). The Officer may terminate his employment for any reason, other than the reasons specified in Section 8(c), upon ten days’ written notice to the Company.

8(e)	Notice of Termination.

(e)(i)	Any termination of the Officer’s employment by the Company or the Officer (other than pursuant to Section 8(a) hereof) shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 10 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the Date of Termination, the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Officer’s employment under the provision so indicated.

(e)(ii)	For any termination of the Officer’s employment by the Company pursuant to Section 8(d) (other than a New CEO Termination), one (1) month’s notice must be provided in a Notice of Termination.

(e)(iii)	Notwithstanding any other provision of this Agreement to the contrary, if the Officer’s employment is terminated under Section 8(c) or Section 8(d), the Company, in its sole discretion, may accelerate the Date of Termination that is specified in the Notice of Termination. If the Company determines to accelerate the Date of Termination, then if the Officer terminated his employment with the Company pursuant to Section 8(c) or the Company terminated the Officer’s employment pursuant to Section 8(d), the Officer shall receive compensation and benefits pursuant to Section 9(d) without further payment with respect to the shortened notice period.

(e)(iv)	It is understood by both the Company and the Officer that termination of this agreement terminates by association any employment agreement with any and all of the Company’s subsidiaries.

8(f)	Date of Termination. For purposes of this Agreement, the “Date of Termination” shall mean (i) if the Officer’s employment is terminated by the Officer’s death, the date of the Officer’s death; or (ii)) if the Officer’s employment is terminated for any other reason, the date specified as the Date of Termination in the Notice of Termination. Notwithstanding the previous sentence, in the case of a termination pursuant to Section 8(b), Section 8(c) or Section 8(d), if payments to the Officer may be subject to Section 409A of the Code, the Date of Termination shall be no later than the date the Officer experiences a “separation from service” as such term is defined under Section 409A of the Code.

9.	Compensation Upon Termination.

9(a)

If the Officer’s employment is terminated by the Officer’s death, (1) the Company shall pay all Accrued Obligations to the Officer’s estate, or as may be directed by the legal representatives of such estate, (2) the accelerated vesting provisions of Section 5(c) shall apply, (3) in the case of Officer’s death prior to the close of the Company’s 2012 fiscal year, the Company shall pay to the executive’s estate, or as may be directed by the legal representatives of such estate, a lump sum bonus amount equal to the Remaining Bonus, as defined and determined under Section 9(d) below, such amount to be paid at the same time bonuses for 2012 are paid to the Company’s other senior executives, and (4) the Company shall have no further obligations to the Officer under this Agreement. “Accrued Obligations” shall mean the following: (1) the lump sum amount of any Base Salary accrued but unpaid through the Date of Termination, (2) the lump sum amount of any earned but unpaid annual bonus for periods with respect to which the performance period to earn such bonus has closed under the Executive Bonus Plan, (3) the lump sum amount of any accrued but unused paid time off or sick pay in accordance with Company policy and applicable law, (4) the lump sum of any business expenses incurred which have been properly submitted for reimbursement in accordance with Company and/or Subsidiary policy, but not reimbursed prior to the Date of Termination, (5) any other compensation or benefits which may be owed or provided to or in respect of the Officer, paid or provided in accordance with the terms and provisions of the applicable benefit plans or programs of the Company and/or Subsidiary, and (6) less any advances made to the Officer. For all purposes of this Agreement, the cash payments payable to, or with respect to, the Officer under clauses (1), (2) and (3) of the definition of Accrued Obligations shall be paid within ten (10) days of the Date of Termination or, if earlier, in accordance with applicable law.

9(b)	If the Company terminates the Officer’s employment for Cause as provided in Section 8(b) hereof, the Company shall pay the Officer all Accrued Obligations and the Company shall have no further obligations to the Officer under this Agreement.

9(c)	If the Officer terminates the Officer’s employment other than for Good Reason, the Company shall pay to the Officer all Accrued Obligations and the Company shall have no further obligations to the Officer under this Agreement.

9(d)

If the Company terminates the Officer’s employment other than for Cause, disability or death, or if the Officer terminates the Officer’s employment for Good Reason as provided in Section 8(c) hereof, then (1) the Company shall: (i) pay or provide to the Officer all Accrued Obligations; (ii) except as hereinafter provided, pay the Officer in a single lump sum payment an amount equal to the Base Salary that would have been payable to the Officer under Sections 5(a) through January 9, 2013 (the “Remaining Base Salary”); (iii) pay the Officer in a single lump sum the bonus to which the Officer would have been entitled under Section 5(b) had he remained employed to January 9, 2013 (the “Remaining Bonus”); and (iv) pay the Officer any other amounts and provide to the Officer benefits that would have been received by him under Section 5(d) hereof during the remainder of the Term, at the time such amounts or benefits would otherwise have been due in accordance with the Company’s normal payroll practices; (2) the full or partial accelerated vesting provisions of Section 5(c) shall apply; and (3) the Company shall have no further obligations to the Officer under this Agreement. For purposes of determining the amount of the Remaining Bonus, the parties acknowledge that the portion of the Second Half Bonus which is dependant upon financial results will be calculated based on such financial results and that the portion of the Second Half Bonus which is dependant upon operational or organizational results will be determined in good faith by the Compensation Committee in consultation with the Officer, if living, but subject to approval by the Board of Directors of the Company. If certain operational or organizational targets have been achieved until the date of termination then the full associated bonus for such operational or organizational actions should be paid. Notwithstanding the initial sentence of this Section 9(d), in the event of a New CEO Termination, the Officer shall not be entitled to payment of any Remaining Base Salary and the amount of the Remaining Bonus shall be pro rated based on the quotient determined by dividing (A) the number of full and partial months from the Effective Date to the Date of Termination by (B) the number six (6).

9(e)	Mitigation. The Officer shall not be required to mitigate amounts payable pursuant to Section 9(a) through Section 9(d) hereof by seeking other employment, provided, however, that the Company’s obligation to continue to provide the Officer with benefits pursuant to Section 9(d) hereof shall cease if the Officer becomes eligible to participate in benefit plans or otherwise receive employer-provided benefits substantially similar to those provided for in this Agreement as a result of the Officer’s employment during the period that the Officer is entitled to such benefits. The Officer must provide prompt notice to the Company upon acceptance of any subsequent employment that may impose an offset under this Section 9(e).

9(f)

Release. Notwithstanding any provision of this Agreement to the contrary, the Company’s obligations to the Officer pursuant to Section 9(d) upon the Officer’s termination of employment shall be conditioned upon the Officer’s execution and the irrevocability of a release in substantially the form attached hereto as Exhibit B hereto (the “Release”). All cash payments (other than any Accrued Obligations) pursuant to Section 9(d) will be paid on the sixtieth (60th) day following the Date of Termination, provided that the Release becomes irrevocable by such sixtieth

(60th) day, except that the bonus amount referred to in Section 8(d)(1)(ii) shall be paid at the same time bonuses are paid to Company employees with respect to the Company’s 2012 fiscal year. The Company shall provide the Release to the Officer within five days of the Officer’s Date of Termination.

10.	Notices.

All notices, demands, requests or other communications required or permitted to be given or made hereunder shall be in writing and shall be delivered, telecopied or mailed by first class registered or certified mail, postage prepaid, addressed as follows:

10(a)	If to the Company:

Central European Distribution Corporation
ul. Bobrowiecka 6
00-728 Warsaw, Poland
Telecopier:	48 22 488 34 10
Attention:	James Archbold
Vice President and Director of Investor Relations or

10(b)	If to the Officer:

David Bailey

At the address on file with the Company

Or to such other address as may be designated by either party in a notice to the other. Each notice, demand, request or other communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the answer back or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

11.	Severability.

The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

12.	Survival.

It is the express intention and agreement of the parties hereto that the provisions of Section 7 hereof shall survive the termination of employment of the Officer. In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.

13.	Assignment.

The rights and obligations of the parties to this Agreement shall not be assignable, except that the rights and obligations of the Company hereunder shall be assignable in connection with any subsequent merger, consolidation, sale of all substantially all of the assets of the Company or similar reorganization of a successor corporation.

14.	Binding Effect.

Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

15.	Amendment Waiver.

This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the parties hereto. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

16.	Headings.

Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof. Any reference herein to a “Reserved” provision shall not have any meaning for purposes of interpreting the terms or provisions of this Agreement.

17.	Governing Law.

This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (but not including the choice of law rules thereof).

18.	Action of Behalf of the Subsidiary.

The Company is executing this Agreement also on behalf of its Subsidiary and agrees to cause the Subsidiary to fulfill its obligations hereunder, through the appointment and removal, if necessary, of members of the management board of the Subsidiary.

19.	Entire Agreement.

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and it supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein.

20.	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

21.	Parachute Tax.

Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment, award, benefit or distribution by the Company (or any of its affiliated entities) or by any entity which effectuates a change of control of the Company (or any of its affiliated entities) to or for the benefit of the Officer (whether pursuant to the terms of this Agreement or otherwise) (each a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any corresponding provisions of state or local tax laws, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), and if it shall also be determined that, by reducing the Payments to a present value (as calculated in accordance with Section 280G of the Code) that is one dollar less than the Safe Harbor Amount (as hereinafter defined), the Officer would receive a larger after-tax benefit from the Payments than if such reduction had not occurred, the Payments shall be reduced so as to have a present value that is one dollar less than the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the payments or benefits provided under Section 9(d)(1) before reducing the other payments under this Agreement or otherwise; thereafter any such reduction shall be made to other cash payments to which the Officer is entitled. For purposes of this Section 21, “Safe Harbor Amount” shall mean the greatest amount that could be paid to the Officer such that the receipt of Payments would not give rise to any Excise Tax. All determinations required to be made under this Section 21 shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to any change in control of the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Officer within fifteen (15) business days of the receipt of notice from the Officer that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

22.	Section 409A.

It is intended that this Agreement will comply with Section 409A of the Code, to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. If an amendment of the Agreement is necessary in order for it to comply with Section 409A of the Code, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible. Notwithstanding any provision to the contrary in this Agreement, and except as otherwise provided in this Agreement, if a payment or benefit is to be paid upon the Officer’s Date of Termination or termination, then such payment shall be delayed until the Officer has experienced a “separation from service” (as such term is defined under Section 409A of the Code); provided, however, that if a payment or benefit is considered to be a deferral of compensation subject to Section 409A of the Code and the Officer is deemed to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provisions of any benefit that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code, such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Officer’s “separation from service” (as such term is defined in U.S. Treasury Regulations issued under Section 409A of the Code), or (ii) the date of the Officer’s death (the “Delay Period”). As soon as practicable following the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 22 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Officer in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to the Officer that would not be required to be delayed if the premiums therefore were paid by the Officer, the Officer shall pay the full costs of premiums for such welfare benefits during the Delay Period and the Company shall pay the Officer an amount equal to the amount of such premiums paid by the Officer during the Delay Period within thirty (30) days after the conclusion of such Delay Period.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year fast hereinabove written.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

By:	/s/ Markus Sieger
Name:	Markus Sieger
Title:	Chairman of the Compensation Committee

/s/ David Bailey
Name:	David Bailey
Title:	The Officer

EXHIBIT A

Terms and Conditions

Of Second Half Bonus

Each of the three targets (a, b, c) count each for 1/3 of the total bonus amount of US$ 300’000 — each assessed independently.

a. EBITDA target for 2H2012, adjusted for extraordinary, this being unbudgeted

•	legal fees

•	impact of financial restatement

•	fees for investigation

•	Whitehall restructuring fees (if any)

•	termination payments for executives

•	waiver fees

•	FX impact (as defined in the bonus system)

•	fees for executive search.

b. Successfully manage and direct the financial restatement process that results in reissued 2010, 2011 audited financial by October 31st, 2012, Q1 & Q2 2012 and the Company meeting all financial reporting covenants in 2012, excluding the August 14th reporting covenant, which is in process of being waived and excluding any resulting delays from the investigation.

c. Organizational Matters, specifically

•	Assessment and selection of new GM for Poland latest by December 31st, 2012

•	Actively Operate and direct the establishment of the Russia Advisory Committee with activity summary reported to the Board monthly beginning August, 2012

•	Coordination internal control activities specifically related to recent deficiencies and provide a Report on Internal Control activities to the Audit Committee monthly beginning in August.

EXHIBIT B

TO THE

EMPLOYMENT AGREEMENT

BETWEEN

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

AND

DAVID BAILEY

GENERAL RELEASE AND WAIVER AGREEMENT1

This General Release and Waiver Agreement (the “Agreement”) is made as of             ,          by and between David Bailey (the “Officer”) and Central European Distribution Corporation, a Delaware corporation (together with all of its subsidiaries and affiliated entities, collectively hereinafter referred to as “Company”).

I.	TERMINATION OF EMPLOYMENT

The parties acknowledge that the Officer terminated his employment with the Company effective [list date].

II.	CONSIDERATION

As consideration for Officer’s entering into and abiding by this Agreement, (i) the Company will pay and provide to the Officer the amounts and benefits specified in Section 9(d) of the Employment Agreement (the “Employment Agreement”) between Central European Distribution Corporation and the Officer, dated as of July 9, 2012 (all such amounts and benefits the “Aggregate Severance Payments”). The parties agree that the Aggregate Severance Payments are in excess of any payments or benefits to which Officer may otherwise be entitled from the Company and its subsidiaries and affiliated entities.

III.	COMPLETE RELEASE

Officer, for Officer and Officer’s predecessors, successors, assigns, and heirs, hereby discharges and releases Company and, as applicable, each of the Company’s predecessors, representatives, the Company’s present or former officers, directors, employees, stockholders, affiliates, insurers, successors and assigns, from all claims or demands Officer may have based on Officer’s employment with Company or the termination of that employment. This includes a release of any rights or claims Officer may have based on any facts or events, whether known or unknown by the Officer that occurred on or before the effective date of this Agreement or events that are contemplated by this Agreement, including, without limitation, a release of any rights or claims Officer may have based on (i) the following United States laws: the Civil Rights Acts of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act of 1990; the Rehabilitation Act of 1973; the Equal Pay Act of

[1]	Provisions of Agreement should be modified to comply with legal requirements and customs under non-U.S. law.

1963; or the Employee Retirement Income Security Act of 1974, as amended; (ii) applicable laws of the states of the United States concerning wages, employment and discharge; (iii) applicable laws of Poland and the European Union concerning wages, discrimination, employment and discharge; (iv) claims arising out of any legal restrictions of the right to terminate Officer such as wrongful or unlawful discharge or related causes of action; (v) defamation, invasion of privacy, intentional or negligent infliction of emotional distress or any other tortious conduct; and/or (vi) violations of any contract or promise express or implied, specifically including, but not limited to the Employment Agreement. No reference to the aforementioned causes of action or claims is intended to limit the scope of this Agreement. Notwithstanding the foregoing, the Officer does not hereby release any rights or claims with respect to enforcement of this Agreement or the period following the effective date of this Agreement.

IV.	PERIOD FOR REVIEW AND CONSIDERATION OF AGREEMENT

Officer confirms that Officer is over the age of 40 and has been given twenty-one (21) days [or forty-five (45) days if applicable under ADEA] to review and consider this Agreement before signing it.

[If forty-five (45) day period applies, additional information will be attached as required by ADEA.]

V.	ENCOURAGEMENT TO CONSULT WITH AN ATTORNEY

Officer is encouraged, at Officer’s own expense, to consult with an attorney before signing this Agreement.

VI.	OFFICER’S RIGHT TO REVOKE AGREEMENT

If this Agreement is signed by Officer and returned to Company within the time specified in Section IV, Officer may revoke this Agreement within seven (7) calendar days of the date of the Officer’s signature. Revocation can be made by delivering a written notice of revocation to the Company. For this revocation to be effective, written notice must be received no later than the close of business on the seventh (7th) calendar day (or next business day thereafter) after the Officer signs this Agreement. If the Officer revokes this Agreement, it shall not be effective or enforceable and Officer will not receive the payments described in Section II. Notices for the purposes of this paragraph shall be effective if delivered personally, or by certified mail to the following address (or such other address as Officer shall notify Company, or Company shall notify Officer (as the case may be), in each case in writing):

Officer:	David Bailey	Company:	Central European Distribution Corporation

[Officer’s Address]		[Company’s Address]
		Attention:	[Company Representative]

VII.	SEVERABILITY AND JUDICIAL RESTATEMENT

Officer and Company agree that the provisions of this Agreement are severable and divisible. In the event any portion of this Agreement is determined to be illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.

VIII.	MISCELLANEOUS

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws thereunder.

The captions of this Agreement are not part of the provisions hereof and shall not have any force or effect.

This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

Nothing contained in this Agreement is intended to be, or shall be construed to be, an admission of any liability by any party or an admission of the existence of any facts upon which liability could be based.

Officer acknowledges and represents that Officer has voluntarily executed this Agreement.

This Agreement shall not be assignable, except that in the event of the death of Officer white amounts or benefits are still due hereunder, any remaining payments due as described in Section II hereof shall be paid to Officer’s estate.

IX.	EFFECTIVE DATE OF AGREEMENT

The effective date of this Agreement shall be eight (8) calendar days after the date this Agreement is signed and dated by Officer. If the Agreement is not dated by Officer then, in that event, the effective date of this Agreement shall be eight (8)) calendar days after receipt of the signed Agreement by Company.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS PRIOR TO THE DATE THE OFFICER SIGNS THIS AGREEMENT INCLUDING THOSE PURSUANT TO THE AGE DISCRIMINATION IN EMPLOYMENT ACT, AS AMENDED, AND OTHER LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT.

OFFICER ACKNOWLEDGES THAT OFFICER HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

By:

Date:

David Bailey

Date:

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